UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENTERCOM COMMUNICATIONS CORP.

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Shareholder Outreach Executive Compensation May 2019

May 15, 2019 Dear Entercom Shareholders: We are seeking your support of all of the proposals included in our proxy statement (the “2019 Proxy Statement”) for the 2019 annual general meeting of shareholders of Entercom Communications Corp., which was filed with the Securities and Exchange Commission on March 27, 2019, and consistent with the recommendation of the Company’s board of directors (the “Board”). In particular, we are requesting your support for Proposal Number 1 - Election of a Class A Director in Board Class II to the Board and Proposal Number 2 – Election of Two Other Directors in Board Class II to the Board, each as outlined on pages 4 and 5 of the 2019 Proxy Statement. A copy of the 2019 Proxy Statement can be found at https://entercom.com/investors. For 2019, Glass, Lewis & Co., LLC, a leading proxy advisory firm, has recommended that shareholders vote in favor of Proposal Number 1 and Proposal Number 2. In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc., has expressed concerns regarding our executive compensation program and recommended shareholders vote against these two proposals. As you evaluate Proposal 1 and Proposal 2, please consider the information disclosed in the 2019 Proxy Statement in addition to the information set forth herein. We thank you for your support of Entercom and its executive compensation programs and hope that we can receive your support for all of the proposals set forth in the 2019 Proxy Statement at the 2019 annual general meeting of shareholders. David J. Berkman Chairman, Compensation Committee

Executive Compensation – Additional Information In addition to the actions described in the 2019 Proxy Statement, we are currently engaged in the following, which we believe will further strengthen and align our executive compensation program with our shareholders’ interests. Shareholder Outreach Process We value your support and your input. We are currently in the process of reaching to our largest institutional investors to solicit their input on our pay programs for our named executive officers. We will take this input into consideration when deciding on appropriate changes to our pay programs. We are committed to continuing shareholder outreach efforts throughout 2019. In addition, we intend to reach out directly to ISS and Glass Lewis to solicit their input into our pay programs.

Executive Compensation – Additional Actions 2019 Annual Incentive Plan – Incorporating Objective Goals We intend to adopt performance objectives that will help determine the 2019 annual bonus earnings of certain of our named executive officers. 75% of the targeted 2019 annual bonus opportunity for our Chief Executive Officer, Chief Operating Officer and Chief Revenue Officer will be determined according to a pay-for-performance grid tied to pre-established financial objectives for Revenue and Adjusted EBITDA. Long-Term Incentives We intend that any new long term incentive awards for our named executive officers will include a significant portion that is performance based. Clawback Policy In 2019, we will implement a compensation “clawback” policy that will cover our named executive officers. Stock Ownership Guidelines We intend to implement stock ownership guidelines that will prospectively apply to our named executive officers. Under these prospective guidelines: Our Chief Executive Officer will be required to hold shares having a total value equal to at least 6x the CEO’s base salary. Our other named executive officers will be required to hold shares having a total value equal to at least 2x their base salary.

Executive Compensation – Additional Information The Significant Contributions of the Individuals with respect to whom ISS is advocating a “Withhold” vote: Mr. Hollander has been a member of our Board of Directors since November 2013. Mr. LaNeve has been a member of our Board of Directors since March 2014. Mr. Hollander serves as Chairman of our Audit Committee and is our required Audit Committee Financial Expert. Mr. Hollander is a member of our Compensation Committee, and, in an effort to be responsive to a concern raised by an institutional investor, Mr. Hollander joined with the other Compensation Committee members to unanimously approve an amendment to our CEO’s employment agreement to remove and eliminate the concept of any tax gross-up payments upon a termination and change of control. Mr. LaNeve and Mr. Hollander both serve on our Nominating / Corporate Governance Committee (where Mr. Hollander is Chairman). Under their leadership, within the past year this Committee has recommended the following actions, each of which were approved/implemented by our Board: Adding the role of an Independent Lead Director. Adopting a Director stock ownership requirement. Working towards creating a more diverse board of directors. Towards this end the Nominating / Corporate Governance Committee recommended that Susan Neely join our board.

Executive Compensation – Additional Information The Significant Contributions of the Individuals with respect to whom ISS is advocating a “Withhold” vote: (Continued) Mr. Hollander formerly served as CEO of CBS Radio. With the Company’s recent acquisition of CBS Radio, Mr. Hollander’s institutional knowledge of CBS Radio has been a significant value to the Company. Mr. LaNeve is the only member of our Board who serves as a Chief Marketing Officer. Mr. LaNeve’s diverse professional experience has been a valuable asset to the Company. Mr. LaNeve is a senior executive at the Ford Motor Company and brings great industry insights from the automotive industry which is critically important to the radio broadcasting industry.

Safe Harbor This presentation may contain statements about the Company’s future plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated in such statements as a result of various factors, including those discussed in the Company’s most recent annual report on Form 10-K and its reports on Form 10-Q and Form 8-K. These documents are available from the SEC, and on our website, entercom.com, where considerably more information about the Company can be found. We disclaim any obligation to update such forward-looking statements.